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                                                                      EXHIBIT 11


                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

           Computation of Earnings per Average Share of Common Stock
         Assuming Full Dilution from Conversion of the $4.60 and $4.36
                          Convertible Preferred Stock

                                  (Unaudited)


                                           For the Three Months Ended                          For the Nine Months Ended
                                     ----------------------------------------            ------------------------------------
                                     June 30, 1996              June 30, 1995            June 30, 1996          June 30, 1995
                                     -------------              -------------            -------------          -------------

                                                                  (Thousands, Except Per Share Data)

Net income (loss)                       $   (5,421)                $   (5,441)            $     99,828          $     75,723

Dividends on preferred
  stock (excluding
  dividends on convertible
  preferred stock)                             330                        330                      990                   990
                                        ----------                 ----------             ------------          ------------

Net income (loss) applicable
  to common stock              (1)      $   (5,751)                $   (5,771)            $     98,838          $     74,733
                                        ==========                 ==========             ============          ============


Average common shares
  outstanding on a fully
  diluted basis assuming
  the conversion of the
  outstanding shares of
  the $4.60 and $4.36
  convertible preferred
  stock as of the beginning
  of each period based
  on the applicable
  conversion price             (2)          43,502                     42,712                   43,303                42,519
                                        ==========                 ==========             ============          ============

Earnings (loss) per average
  share of common stock
  assuming full dilution    (1 )/(2)    $    (0.13)                $    (0.14)            $       2.28          $       1.76
                                        ==========                 ==========             ============          ============




- --------------------------------

  Note:

  These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because no dilution results.









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